Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 January 11, 2010

$ 95% Principal Protected Notes due January 21, 2011[1] Linked to the Performance of Baskets of Currencies Medium-Term Notes, Series A

General

•	Senior unsecured obligations of Barclays Bank PLC maturing January 21, 2011[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about January 15, 2010[2] (the “pricing date”) and are expected to issue on or about January 21, 2010[2] (the “settlement date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

3 equally-weighted baskets, the first basket (“Basket 1”) consisting of the currency exchange rates between (i) the U.S. dollar and the Mexican peso (the “USDMXN” currency exchange rate), and (ii) the U.S. dollar and the Brazilian real (the “USDBRL” currency exchange rate), the second basket (“Basket 2”) consisting of the currency exchange rates between (a) the U.S. dollar and the Singaporean dollar (the “USDSGD” currency exchange rate), and (b) the U.S. dollar and the South Korean won (the “USDKRW” currency exchange rate), and the third basket (“Basket 3”) consisting of the currency exchange rates between (1) the U.S. dollar and the Russian ruble (the “USDRUB” currency exchange rate), and (2) the U.S. dollar and the Polish zloty (the “USDPLN” currency exchange rate) (each, a “currency exchange rate” and a “basket component”). The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent with reference to the following:

(a)     where the currency exchange rate is “USDMXN”, the Mexican peso per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “MXN” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date;

(b)     where the currency exchange rate is “USDBRL”, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6:00 p.m., Sao Paulo time, on the relevant date;

(c)     where the currency exchange rate is “USDSGD”, the Singaporean dollar per U.S. dollar exchange rate which appears on Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the relevant date;

(d)     where the currency exchange rate is “USDKRW”, the South Korean won per U.S. dollar exchange rate for settlement in two business days reported by the Korea Financial Telecommunications and Clearing Corporation which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on the relevant date;

(e)     where the currency exchange rate is “USDRUB”, the Russian ruble per U.S. dollar exchange rate which appears on Reuters Page EMTA at approximately 1:30 p.m., Moscow time, on the relevant date; and

(f)      where the currency exchange rate is “USDPLN”, the Polish zloty per U.S. dollar exchange rate, which will be determined by the calculation agent as the EURPLN currency exchange rate, which appears on Reuters screen ECB37 to the right of the caption “PLN” at approximately 2:15 p.m., Frankfurt time, on the relevant date divided by the EURUSD currency exchange rate which appears on Reuters screen ECB37 to the right of the caption “USD” at approximately 2:15 p.m. Frankfurt time, on the relevant date.

Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 10.00%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the reference asset return is positive, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to (a) 95% of the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the reference asset return, subject to a maximum return on the Notes of 10%*. For example, if the reference asset return is 15% or more, you will receive the maximum return on the Notes of 10%, which entitles you to the maximum payment of $1,100.00 for every $1,000 principal amount Note that you hold. Your payment per $1,000 principal amount Note would be calculated as follows, subject to the maximum return:

$950 + [$1,000 x Reference Asset Return]

*  The actual maximum return and maximum payment on the Notes will be determined on the pricing date and will not be less than 10% and $1,100.00, respectively.

If the reference asset return is negative or equal to 0%, you will receive 95% of the principal amount of your Notes. Accordingly, your payment per $1,000 principal amount of Notes would be $950.00.

The Notes are not 100% principal protected, and you may lose 5% of your initial investment. Your principal is protected 95% only if you hold your Notes to maturity. You will lose 5% of the principal amount of your Notes if the reference asset return is less than or equal to 0%.

Even if the reference asset return is positive, you will receive less than your initial investment if the reference asset return is not equal to or greater than 5%.

Reference Asset Return:

The reference asset return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

Where,

High Return = the greatest basket return of Basket 1, Basket 2 and Basket 3.

Middle Return = the second greatest basket return of Basket 1, Basket 2 and Basket 3.

Low Return = the lowest basket return of Basket 1, Basket 2 and Basket 3.

Basket Return:

The basket return for each basket equals the weighted average of the percentage change (which may be positive, negative or 0%) from the initial level of each basket component to the final level of each basket component, calculated as follows:

Where,

C(i) Initial = the initial level;

C(i) Final = the arithmetic average of the currency exchange rates for each basket component on each of the five averaging dates (“final level”); and

Wi = Weighting of each basket component, which is 50% for each basket component.

Initial Level:	For each basket component, the initial level is the currency exchange rate of such basket component on the pricing date, as specified below:

	Basket Component (C(i))	Weight (Wi)	Initial Level (C(i) Initial)
Basket 1	USDMXN	50%	[—]
	USDBRL	50%	[—]
Basket 2	USDSGD	50%	[—]
	USDKRW	50%	[—]
Basket 3	USDRUB	50%	[—]
	USDPLN	50%	[—]

Final Averaging Dates:	January 13, 2011†, January 14, 2011†, January 17, 2011†, January 18, 2011† and January 19, 2011† (the “final averaging date”)

Maturity Date:	January 21, 2011[1] (resulting in a term to maturity of approximately 1 year)

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740JQR4 and US06740JQR40

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]	Expected. In the event we make any change to the expected pricing date and settlement date, the averaging dates and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[3]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of     %, is     %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Reference Asset Return	Payment at Maturity	Total Return on the Notes
100.00%	$1,100.00	10.00%
50.00%	$1,100.00	10.00%
25.00%	$1,100.00	10.00%
15.00%	$1,100.00	10.00%
10.00%	$1,050.00	5.00%
5.00%	$1,000.00	0.00%
2.50%	$975.00	-2.50%
0.00%	$950.00	-5.00%
-5.00%	$950.00	-5.00%
-10.00%	$950.00	-5.00%
-20.00%	$950.00	-5.00%
-30.00%	$950.00	-5.00%
-40.00%	$950.00	-5.00%
-50.00%	$950.00	-5.00%
-75.00%	$950.00	-5.00%
-100.00%	$950.00	-5.00%

FWP–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate the payment at maturity assuming an initial investment of $1,000, a maximum return on the Notes of 10%, and the initial levels of the basket components as indicated. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

Example 1: In this case, some reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and some currencies weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). The basket return of two of the baskets is positive, and the basket return of one of the baskets is negative.

Step 1: Calculate the basket return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i))	Initial Level (C(i) Initial)	Final Level (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDMXN	12.7274	14.1416	50%	-10.00%	-5.00%
	USDBRL	1.7390	1.4492	50%	20.00%	10.00%
Basket Return:						5.00%
Basket 2	USDSGD	1.3977	1.2706	50%	10.00%	5.00%
	USDKRW	1132.9000	1156.0204	50%	-2.00%	-1.00%
Basket Return:						4.00%
Basket 3	USDRUB	29.7450	37.1813	50%	-20.00%	-10.00%
	USDPLN	2.8787	3.1986	50%	-10.00%	-5.00%
Basket Return:						-15.00%

The basket return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the initial level of each basket component to the final level of each basket component, calculated as follows:

Step 2: Calculate the reference asset return.

The reference asset return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 1, the basket return of Basket 1 is the High Return, the basket return of Basket 2 is the Middle Return, and the basket return of Basket 3 is the Low Return. Therefore, the reference asset return in Example 1 is calculated as follows:

(5% x 50%) + (4% x 35%) + (-15 x 15%) = 1.65%

Step 3: Calculate the payment at maturity.

Because the reference asset return is positive, the payment at maturity is calculated as follows:

$950 + [$1,000 x 1.65%] = $966.50

Therefore, the payment at maturity would be $966.50 per $1,000 principal amount Note, representing a -3.35% return on investment over the term of the Notes.

Example 2: In this case, some reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and some currencies weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). The basket return of one of the baskets is positive, and the basket return of two of the baskets is negative.

FWP–3

Step 1: Calculate the basket return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i))	Initial Level (C(i) Initial)	Final Level (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDMXN	12.7274	19.5806	50%	-35.00%	-17.50%
	USDBRL	1.7390	2.3187	50%	-25.00%	-12.50%
Basket Return:						-30.00%
Basket 2	USDSGD	1.3977	1.2706	50%	10.00%	5.00%
	USDKRW	1132.9000	1416.1250	50%	-20.00%	-10.00%
Basket Return:						-5.00%
Basket 3	USDRUB	29.7450	27.0409	50%	10.00%	5.00%
	USDPLN	2.8787	3.1290	50%	-8.00%	-4.00%
Basket Return:						1.00%

The basket return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the initial level of each basket component to the final level of each basket component, calculated as follows:

Step 2: Calculate the reference asset return.

The reference asset return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 2, the basket return of Basket 3 is the High Return, the basket return of Basket 2 is the Middle Return, and the basket return of Basket 1 is the Low Return. Therefore, the reference asset return in Example 1 is calculated as follows:

(1% x 50%) + (-5% x 35%) + (-30 x 15%) = -5.75%

Step 3: Calculate the payment at maturity.

Because the reference asset return is negative, the investor will receive a payment at maturity of $950.00 per $1,000 principal amount Note, representing a -5.00% return on investment over the term of the Notes.

Example 3: In this case, some reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and some currencies weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). The basket return of one of the baskets is positive, and the basket return of two of the baskets is negative.

Step 1: Calculate the basket return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i))	Initial Level (C(i) Initial)	Final Level (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDMXN	12.7274	11.5704	50%	10.00%	5.00%
	USDBRL	1.7390	1.4492	50%	20.00%	10.00%
Basket Return:						15.00%
Basket 2	USDSGD	1.3977	1.5883	50%	-12.00%	-6.00%
	USDKRW	1132.9000	1029.9091	50%	10.00%	5.00%
Basket Return:						-1.00%
Basket 3	USDRUB	29.7450	42.4929	50%	-30.00%	-15.00%
	USDPLN	2.8787	2.6170	50%	10.00%	5.00%
Basket Return:						-10.00%

FWP–4

The basket return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the initial level of each basket component to the final level of each basket component, calculated as follows:

Step 2: Calculate the reference asset return.

The reference asset return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 3, the basket return of Basket 1 is the High Return, the basket return of Basket 2 is the Middle Return, and the basket return of Basket 3 is the Low Return. Therefore, the reference asset return in Example 1 is calculated as follows:

(15% x 50%) + (-1% x 35%) + (-10 x 15%) = 5.65%

Step 3: Calculate the payment at maturity.

Because the reference asset return is positive, the payment at maturity is calculated as follows:

$950 + [$1,000 x 5.65%] = $1,006.50

Therefore, the payment at maturity would be $1,006.50 per $1,000 principal amount Note, representing a .65% return on investment over the term of the Notes.

Example 4: In this case, all reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar). The basket return of all of the baskets is positive.

Step 1: Calculate the basket return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i))	Initial Level (C(i) Initial)	Final Level (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDMXN	12.7274	12.1213	50%	5.00%	2.50%
	USDBRL	1.7390	1.5122	50%	15.00%	7.50%
Basket Return:						10.00%
Basket 2	USDSGD	1.3977	1.2706	50%	10.00%	5.00%
	USDKRW	1132.9000	944.0833	50%	20.00%	10.00%
Basket Return:						15.00%
Basket 3	USDRUB	29.7450	24.7875	50%	20.00%	10.00%
	USDPLN	2.8787	2.2144	50%	30.00%	15.00%
Basket Return:						25.00%

The basket return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the initial level of each basket component to the final level of each basket component, calculated as follows:

Step 2: Calculate the reference asset return.

The reference asset return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 4, the basket return of Basket 3 is the High Return, the basket return of Basket 2 is the Middle Return, and the basket return of Basket 1 is the Low Return. Therefore, the reference asset return in Example 1 is calculated as follows:

(25% x 50%) + (15% x 35%) + (10 x 15%) = 19.25%

FWP–5

Step 3: Calculate the payment at maturity.

Because the reference asset return is positive, the payment at maturity is calculated as follows:

$950 + [$1,000 x 19.25%] = $1,142.50

Because $1,142.50 per $1,000 principal amount Note, representing a 14.25% return on investment over the term of the Notes, exceeds the maximum return on the Notes, the payment at maturity is subject to the maximum return and would equal $1,100.00 per $1,000 principal amount Note, representing a 10% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Preservation of Capital at Maturity—You will receive at least 95% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, up to the maximum return on the Notes, by weighting the stronger performing baskets more heavily than the weaker performing baskets. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes. This section does not apply to you if your taxable year ends on a day that is between the final valuation date and the maturity date. In addition, this section does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD CURRENTLY BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, CERTAIN ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND OTHER TAX LAWS TO YOUR INVESTMENT IN THE NOTES.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a market disruption event, the Notes may be treated as either long-term or short-term debt for U.S. federal income tax purposes. The Notes should be treated as contingent short-term debt for United States federal income tax purposes. Except as otherwise noted, the discussion below assumes the Notes will be treated as such. The terms of your Notes require you and us (in the absence of a change in law or a regulatory, administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes as a contingent short-term debt instrument subject to the rules discussed herein. In purchasing your Notes, you agree to these terms.

Initial Purchasers. If you are an initial purchaser of the Notes, upon the maturity of your Notes you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your Notes at such time and the amount you paid for your Notes. Upon a sale or exchange of your Notes prior to maturity, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your Notes and the amount received by you upon such sale or exchange, unless you sell or exchange your Notes between the final valuation date and the maturity date, in which case it would be reasonable for you to treat any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. The deductibility of capital losses is subject to limitations.

It is unclear whether the special rules under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) that govern dispositions of debt instruments the payments on which are determined by reference to the value of a foreign currency would apply to the Notes. As a technical matter, it appears that Section 988 would apply to your Notes, but this seems incongruous with the regime introduced for regular debt under the Section 1.988-6 Treasury Regulations. Although the tax treatment of your Notes is not free from doubt, the tax treatment discussed herein constitutes a reasonable treatment of your Notes for United States federal income tax purposes. It is possible, however, that the Internal Revenue Service could assert that your Notes should be subject to the special rules under Section 988 of the Code, in which case any gain or loss you recognize upon the sale or exchange of your Notes would be treated as ordinary income or loss to the extent that such gain or loss is attributable to changes in foreign currency exchange rates after the date of your purchase of the Notes.

FWP–6

Secondary Purchasers. If you are a secondary purchaser of Notes, you should be treated in the same manner as described above with respect to initial purchasers except that if you purchase your Notes at a discount from their principal amount and (i) hold them until maturity, it would be reasonable for you to treat any gain you recognize as short-term capital gain to the extent of the excess of the principal amount of your Notes over the amount you paid for your Notes, or (ii) sell or exchange them between the final valuation date and the maturity date, it would be reasonable to treat any gain that you recognize upon such sale or exchange as short-term capital gain to the extent that such gain does not exceed the difference between the principal amount of your Notes and the amount you paid for your Notes. However, as discussed above, your Notes could be subject to special rules under Section 988 of the Code, in which case any gain or loss you recognize upon the sale or maturity of your Notes would be treated as ordinary gain or loss to the extent that such gain or loss is attributable to changes in foreign currency exchange rates after the date of your purchase of the Notes.

Alternative Treatments. Alternatively, if your Notes were treated as long-term debt for U.S. federal income tax purposes, they would generally be subject to the special rules governing contingent payment debt obligations as further discussed under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes are only 95% principal protected. The return on the Notes at maturity is linked to the performance of the six currency exchange rates listed on the first page of this free writing prospectus and will depend on the reference asset return. You will lose 5% of your principal invested if the reference asset return is equal to or less than zero, even if the reference asset return has not declined by as much as 5%.

•

The Notes Might Pay Less than the Principal Amount, Even if the Reference Asset Return is Positive—If the reference asset return is positive, you may receive less than your principal amount if the reference asset return is not equal to or greater than 5.00%.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the reference asset return is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless the positive performance of the reference asset, which may be significant. We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 10%, or $1,100.00 for every $1,000 principal amount Note.

•

Notes Bullish on the Mexican peso, Brazilian real, Singaporean dollar, South Korean won, Russian ruble and Polish zloty (together, the “basket currencies”)—The reference asset return will only be positive if the value of the basket currencies, weighted as described herein, strengthens relative to the U.S. dollar. If the basket currencies depreciate in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the currency exchange rates comprising the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

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•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

On January 8, 2010, the currency exchange rates, as determined under “Reference Asset” on the first page of this free writing prospectus, were as follows: 12.7274 in respect of USDMXN, 1.7390 in respect of USDBRL, 1.3977 in respect of USDSGD, 1,132.90 in respect of USDKRW, 29.7450 in respect of USDRUB and 2.8787 in respect of USDPLN.

The following graphs set forth the historical performance of the currency exchange rates comprising the baskets from January 1, 2001 through January 8, 2010 based on information obtained from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the currency exchange rates should not be taken as an indication of future performance of the currency exchange rates, and no assurance can be given as to the levels of the basket components on the averaging dates. We cannot give you assurance that the performance of the currency exchange rates will result in return of more than 95% of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the Placement Agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as Placement Agents for the Notes and will receive a fee from the Company that would not exceed $7.50 per $1,000 principal amount Note.

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